UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): September 6, 2005
VIACELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51110	04-3244816

(State or other jurisdiction of of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
245 First Street, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (617) 914-3400
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01.    Entry into a Material Definitive Agreement
On September 6, 2005, ViaCell, Inc. (the “Company”) issued a press release announcing that Anne Marie Cook joined the Company on September 6, 2005 as its General Counsel.
Pursuant to the terms of Ms. Cook’s employment agreement, Ms. Cook will receive an initial annual salary of $280,000. The agreement provides for annual salary adjustments in accordance with the Company’s customary review process. In addition, Ms. Cook is eligible to participate in the Company’s Management Bonus Plan at an annual target rate of 35% of her base salary. Subject to approval by the Board of Directors of the Company, Ms. Cook will also receive a grant of an option to purchase 75,000 shares of the Company’s common stock vesting quarterly over a four-year period at an option price equal to the fair market value of the common stock on the date of grant.
If the Company terminates Ms. Cook’s employment without cause (as defined in the agreement), or Ms. Cook voluntary terminates her employment for good reason (as defined in the agreement), Ms. Cook is entitled to continue to receive her base salary, medical and dental benefits for a period of 12 months. Upon a change in control of the Company (as defined in the agreement), if Ms. Cook’s employment is terminated without cause within 12 months of the change in control or Ms. Cook voluntarily resigns for good reason within such 12-month period, Ms. Cook is entitled to the following: (i) all unvested options as of that date will become fully vested and exercisable; and (ii) Ms. Cook will be entitled to continue to receive her base salary and medical and dental benefits for a period of 12 months following the date of termination.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACELL, INC.
Date: September 8, 2005	By:	/s/ Stephen Dance
		Name:	Stephen Dance
		Title:	Chief Financial Officer